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                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               ALLSCRIPTS, INC.
                  (Incorporated in Delaware on July 13, 1999)


     ALLSCRIPTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: Pursuant to Section 245(b) and 242 of the General Corporation Law of the State of Delaware (the "Delaware Law"), the Certificate of Incorporation, as amended, of ALLSCRIPTS, INC., a Delaware corporation (the "Corporation") is hereby amended and restated to read in its entirety as follows:


              "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     FIRST:  The name of the corporation is Allscripts, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:

     1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is seventy-six million (76,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share ("Preferred Stock"), and seventy-five million (75,000,000) shall be shares of Common Stock with a par value of $0.01 per share ("Common Stock").

     2.  Preferred Stock.

     (a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the Board of Directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other

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shares of stock of the Corporation and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

     (b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

     (c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of such series.


     3.  Common Stock.

     (a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any net profits or net assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation's Board of Directors.

     (b) In the event of the liquidation or dissolution of the Corporation's business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation's net assets available for distribution.

     (c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Section 2(a) of this Article FOURTH.


     4. Preemptive Rights. No holder of any shares of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.


     FIFTH:  The Corporation is to have perpetual existence.

     SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     SEVENTH: Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. The directors, other than those who may be elected by the holders of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The first class shall be initially elected for a term expiring at the next ensuing annual meeting, the second class shall be initially elected for a term expiring one year thereafter, and the third class shall be elected for a term expiring two

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years thereafter, with each member of each class to hold office until his successor is elected and qualified. At each annual meeting of the stockholders of the Corporation held after the initial classification and election of directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.

     Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created (subject to the requirements of this Article SEVENTH that all classes be as nearly equal in number as possible) or in which the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

     Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     1. To adopt, amend and repeal the By-Laws of the Corporation. Any By-Laws adopted by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing or any other provision in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, Article II, Sections 3 and 7 and Article III, Sections 1, 2 and 3 of the By-Laws shall not be amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     2. To fix and determine, and to vary the amount of, the working capital of the Corporation, and to determine the use or investment of any assets of the Corporation, to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves.

     3. To authorize the purchase or other acquisition of shares of stock of the Corporation or any of its bonds, debentures, notes, scrip, warrants or other securities or evidence of indebtedness.

     4. Except as otherwise provided by law, to determine the places within or without the State of Delaware, where any or all of the books of the Corporation shall be kept.

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     5.  To authorize the sale, lease or other disposition of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

     6. To authorize the borrowing of money, the issuance of bonds, debentures and other obligations or evidences of indebtedness of the Corporation, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the Corporation or otherwise; and the mortgaging or pledging, as security for money borrowed or bonds, notes, debentures or other obligations issued by the Corporation, of any property of the Corporation, real or personal, then owned or thereafter acquired by the Corporation.

     7. To authorize the negotiation and execution on behalf of the Corporation of agreements with officers and other employees of the corporation relating to the payment of severance compensation to such officers or employees.

     In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-Laws of the Corporation.

     Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

     Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article SEVENTH.

     EIGHTH: Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.

     Except as may otherwise be fixed by resolution of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders may be called only by the Chairman, if any, on his own initiative, the President on his own initiative or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH.

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     NINTH:  Except as otherwise provided in this Amended and Restated
Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TENTH:

     (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Section (a) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     (b)  (1)   Each person who has or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Section (b) with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all

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amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section (b) or otherwise.

     (2) If a claim under paragraph (1) of this Section (b) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which make it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

     (4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

     (5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section (b) with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     (6) Any repeal or modification of this Section (b) by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

     ELEVENTH: In determining whether an "Acquisition Proposal" is in the best interests of the Corporation and its stockholders, the Board of Directors may, to the extent permitted by law, consider all factors it deems relevant including, without limitation, the following:

     (a) The consideration being offered in the Acquisition Proposal, not only in relation to the then current market price, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of the Corporation as an independent entity; and

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     (b) Such other factors the Board of Directors determines to be relevant, including among others the social, legal and economic effects upon employees, suppliers, customers and the communities in which the Corporation is located, as well as on the long term business prospects of the Corporation.

     "Acquisition Proposal" means any proposal of any person (i) for a tender offer, exchange offer or any other method of acquiring any equity securities of the Corporation with a view to acquiring control of the Corporation, (ii) to merge or consolidate the Corporation with another corporation, or (iii) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

     This Article ELEVENTH shall not be interpreted to create any rights on behalf of third persons, such as employees, suppliers, or customers.

     TWELFTH: The Corporation has elected to be governed by Section 203 of the General Corporation Law of Delaware."

     SECOND: The Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions proposing and approving the Amended and Restated Certificate of Incorporation of the Corporation and directing that such Amended and Restated Certificate of Incorporation be submitted to the stockholder of the Corporation to consider and adopt the same.

     THIRD: Pursuant to Section 211 of the Delaware Law, the adoption of the Amended and Restated Certificate of Incorporation was consented to at a meeting by the holder of the voting power of all shares of capital stock of the Corporation entitled to vote thereon.

     FOURTH:    The Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, ALLSCRIPTS, INC. has caused this Certificate to be signed by its Secretary and Treasurer this 21st day of July, 1999.


                                           ALLSCRIPTS, INC.


                                           By:  /s/ John G. Cull
                                               ____________________________
                                                  John G. Cull,
                                                  Secretary and Treasurer

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